Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 1 to this Registration Statement of Long Island Iced Tea Corp. on Form S-4 (File No. 333-201527) of our report of Long Island Brand Beverages, LLC dated March 19, 2015 with respect to our audits of the financial statements of Long Island Brand Beverages, LLC as of December 31, 2014 and 2013 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

March 19, 2015